Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

DLH Holdings Corp.
Atlanta, Georgia

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-3 and related Prospectus filed on May 23, 2017 of our report dated February 24, 2016, related to our audit of the consolidated financial statements of Danya International, Inc. and Subsidiaries as of and for the years ended December 31, 2015 and 2014, included in the Current Report on Form 8-K/A filed by DLH Holdings Corp. on June 30, 2016.

We also consent to the reference to us under the caption “Experts” in this Registration Statement on Amendment No. 1 to Form S-3 and related Prospectus.

/s/ Aronson LLC

Aronson, LLC
Rockville, Maryland
May 23, 2017